Exhibit (b)(4)

[Letterhead of Santander Banespa]

FORM OF AGREEMENT FOR TRANSFER OF CREDIT TRANSACTION IN FOREIGN CURRENCY 101017704

Branch	Current Account No.
0271-2	97071730

FINANCING ADDRESSEE	Brazilian Taxpayers’ Registry Number
TELESP CELULAR PARTICIPAÇÕES S.A.	(“CNPJ/MF”) 02.558.074/0001-73

Address	City	State
Rua Abílio Soares, 409 — Paraíso	São Paulo	SP

GUARANTEES

X Promissory note, issued in a foreign currency, the United States dollar, in the amount equivalent to twenty million United States dollars (US$ 20,000,000.00), corresponding to 100% of the amount of the Transfer.

AMOUNT OF TRANSFER

US$ 20,000,000.00 in the amount equivalent to reais, to be obtained pursuant to the conversion criteria set forth in section 2.1 of this Agreement.

FORM OF RELEASE

In Installments: X Date – October 11, 2004

Dates of releases:

For cases in which future release will have a defined foreign-exchange rate: US$    , foreign-exchange rate    , US$     in each release.

FINANCIAL CHARGES

Fixed interest at the rate of 2.60% per year, equivalent to 0.21667% per month, calculated as simple interest, taking into account the year of 360 consecutive days.

TERMS OF PAYMENT

Principal:  X   In a lump sum, on October 6, 2005.

In Installments:     ☐ Date                    /      Amount US$ — ☐ Date                    /      Amount US$

Charges:  X   In a lump sum, on October 6, 2005.

In Installments:     ☐ Date                    /      Amount US$ — ☐ Date                    /      Amount US$

DUE DATE

360 days, as from the entering into this Agreement, with due date on October 6, 2005.

By this instrument: (i) BANCO SANTANDER S.A., with its principal place of business in the City of São Paulo, State of São Paulo, registered with the Brazilian Taxpayers’ Registry Number (“CNPJ/MF”) under No. 33.517.640/0001-22, hereinafter referred to as BANK; (ii) the FINANCING ADDRESSEE named and identified in the preamble above (“Preamble”) and; (iii) the INTERVENING GUARANTOR(S) named and identified in the Preamble, hereby covenant to enter into this Agreement for Transfer of Credit Transaction in Foreign Currency (“Agreement”), which shall be governed by the following sections and conditions:

I – PURPOSE

1. The BANK, in accordance with the provisions of this Agreement, hereby grants to the FINANCING ADDRESSEE a loan in cash, in the amount indicated in the Preamble, subject to the transfer of foreign funds obtained as per Resolution No. 2770, of the National Monetary Council, for its countervalue in the Brazilian currency (“Transfer”).

1.1 The FINANCING ADDRESSEE is responsible for all information provided to the BANK with respect to the Transfer agreed upon herein.

II –FORMALIZATION AND RELEASE OF THE TRANSFER

2. The release of the funds derived from the Transfer shall be effected on the date, under the conditions and in the amount indicated in the Preamble, in the Brazilian currency corresponding to the amount in foreign currency.

2.1 In the event that the release of funds is contracted on a date subsequent to the execution hereof, as set forth in the Preamble, and in the event that the amount of the Brazilian currency is not defined herein, it is hereby agreed that the respective amount shall be obtained by converting the amount of the Transfer in foreign currency, based on the sale rate of the United States dollar for the business day immediately preceding the date of release, as disclosed by the Central Bank of Brazil, through SISBACEN [Information System of the Central Bank of Brazil], transaction “PTAX 800”, option 5 – currency 220, or based on another rate that officially replaces the former. In the event that the conversion parameter set forth herein is not disclosed by the Central Bank of Brasil, the conversion of the value into its countervalue in the Brazilian currency (reais) shall be effected (i) at the foreign-exchange rate used by Bolsa de Mercadorias & Futuros – BM&F [Goods and Futures Exchange], for settlement of agreements with a due date on the business day immediately preceding the date of release; or, in the event that such rate is not disclosed by the BM&F, (ii) as per the average of the sales rates used by the market on the business day immediately preceding the date of settlement, which average rate shall be obtained by the BANK together with, at least, three (03) class A institutions authorized to operate in foreign currency, and which, on that date, are operating in the free-rate market, in amounts compatible with the amount to be released hereunder.

3. The BANK shall make funds available to the FINANCING ADDRESSEE, in accordance with the terms defined in the Preamble, on the bank account of the latter held with the BANK or, in the absence thereof, on another bank account held by the FINANCING ADDRESSEE with some financial institution as specified by the latter.

III – PAYMENTS AND CHARGES

4. All amounts due by the FINANCING ADDRESSEE shall be paid, in addition to any financial charges due, by debit on FINANCING ADDRESSEE’s bank account held with the BANK, through the settlement of the collection notifications sent by the BANK thereto, or by use of other mechanisms and instruments of payment order available in the market. In the event of default, including with respect to the collection notifications sent by the BANK thereto, late-payment charges, as provided for herein, shall be imposed as from, and including, the day following the due date for the liability.

4.1 Excepting payments made under collection notifications, any payment made by the FINANCIAL ADDRESSEE by check issued thereby, credit documents or any other documents cleared by the Central Office for Clearance of Checks and Other Papers, shall only be deemed to be actually settled and/or received when reverted into immediately available funds and, by virtue thereof, certain charges shall be due for the use of the credit in such period.

5. In the event that the FINANCING ADDRESSEE decides for the debit on its bank account with the BANK, as informed by electronic message or document sent by fax:

(i) the FINANCING ADDRESSEE shall maintain, on such account, funds enough and immediately available for the carrying out of the debit;

(ii) the FINANCING ADDRESSEE hereby authorizes the BANK, on an irrevocable and irreversible basis, to debit to the bank account of the former, including an account for deposits at sight, any amounts due with respect to this Agreement; and

(iii) late-payment charges, as described in this Agreement, shall be imposed on the amount, or the portion of the amount, to be debited, for which there are no available funds on the FINANCING ADDRESSEE’s bank account, as from the due date for the liability payable by the FINANCING ADDRESSEE.

6. The payment of the amounts due by the FINANCING ADDRESSEE shall be made as follows:

(i) in installments, on the dates referred to in the Preamble; or

(ii) in a lump sum, on the date referred to in the Preamble.

7. As the funds related hereto shall be granted through the transfer by the BANK of funds derived from obtainment of foreign currency abroad, it is hereby established that the repayment of the amount of principal and the payment of the charges accrued shall be provided by the FINANCING ADDRESSEE at the countervalue, in the Brazilian currency, of the monetary liability expressed in such foreign currency. Accordingly, the FINANCING ADDRESSEE shall be subject to the foreign-exchange risk inherent to the rule of absolute parity, to be observed in the scope and for the effect of the Transfer, whichever is the way in which such risk appears, up to the date of actual delivery of the financial resources to the BANK by the FINANCING ADDRESSEE.

8. The amounts in the Brazilian currency corresponding to the amounts of reimbursement of principal and financial charges shall be obtained, in each case, by converting the amounts in foreign currency, based on the sales rate of the United States dollar, as disclosed for the day of the specific reimbursement or payment, by the Central Bank of Brazil through SISBACEN, transaction “PTAX 800, option 5 – currency 220 (quotations for accounting purpose), on the business day immediately preceding the date of payment or as based on another rate that officially replaces the former, or further, in the absence thereof, on the rate defined by the average of the sales rates used by the market on the business day immediately preceding the date of settlement, which average rate shall be obtained by the BANK with, at least, three (03) class A institutions authorized to operate in foreign exchange and which are operating, on that date, in the free-rate market, in amounts compatible with the amount that is the subject of the payment referred to in this Agreement.

9. In the event that, by the date of the actual release of the funds, any legal or normative modification occurs, which may, directly or indirectly, modify any of the conditions provided for hereunder, such modification shall be made an integral part of this Agreement, irrespective of any formal act, the BANK being released from any responsibility resulting from that fact.

IV – GUARANTEES

10. In guarantee of the payment of the credit granted by virtue and in the form of this Agreement, and of all responsibilities, either principal and/or ancillary, undertaken by the FINANCING ADDRESSEE as a result of the Transfer formalized hereunder, the FINANCING ADDRESSEE issues and delivers to the BANK, on the date hereof, a promissory note in foreign currency for payment at sight and with a term for presentation of three (3) months as from the due date for the Transfer, in the amount set forth in the Preamble.

11. The promissory notes referred to above may, by their total amount or outstanding balance due, be charged, protested or foreclosed, in the event that the FINANCING ADDRESSEE fails to comply, wholly or partially, with any of the monetary liabilities covenanted herein.

12. In the event that, for any reason whatsoever, the amount indicated in the promissory note referred to above is or becomes insufficient to represent the total amount of the liabilities undertaken hereunder, the FINANCING ADDRESSEE, upon receipt of the request, undertakes to provide another promissory note, also guaranteed, in the total amount of the differences verified, delivering it to the BANK within the maximum term of forty-eight (48) hours, as from the remittance of notification by the BANK to this effect.

V – LATE PAYMENT

13. The FINANCING ADDRESSEE shall be in arrears, by operation of the law, regardless any notification or notice, of any nature whatsoever, in the event that it fails to comply with any liability derived from this Agreement, whereupon it shall be automatically compelled to pay the amount due, at the countervalue thereof in the Brazilian currency (reais), by using, as parameter for the conversion of the amounts into foreign currency, the criterion established in Section 9 hereof, with the cumulative addition of the following: (i) late-payment interest on the total amount of the amounts overdue, per day of delay, to be calculated at the rate of twelve percent (12%) per year, as capitalized on an annual basis; (ii) late payment surcharge, per day of delay in the payment, as calculated at the same rates used by the BANK for active revolving-credit transactions thereof; and (iii) a contractual fine of two and a half percent (2.5%) of the amount due.

13.1 The additions described in items (i) and (ii) of the main provision of this Section shall be calculated and imposed as from the due date for the liability, up to the day of the actual payment thereof to the BANK.

14. In the event that the BANK is compelled to resort to judicial procedures to receive its credit, the FINANCING ADDRESSEE shall bear the procedural costs and expenses and fees of counsel, as incurred by the BANK, to be determined by judicial decision not subject to appeal, in the amount fixed by the court.

VI – EARLY DUE DATE

15. The BANK shall be entitled to deem this Agreement to be due before the stated date thereof and to require from the FINANCING ADDRESSEE, irrespective of notice, the full payment, and in a lump sum, of the entire outstanding balance derived herefrom, including to require the established guarantees, in the events provided for in law, and further:

(a) in the event that the FINANCING ADDRESSEE is in arrears with respect to any liability to be met thereby hereunder;

(b) in the event that the FINANCING ADDRESSEE violates or does not comply, wholly or partially, with any section or condition of this Agreement and the corresponding Spreadsheets, as regard form and terms set forth therein;

(c) in the event that a security under FINANCING ADDRESSEE’s responsibility, or a co-liability thereof, is protested or foreclosed, or any properties of the FINANCING ADDRESSEE are seized, without the explanation to this effect, as requested by the BANK, being presented by the FINANCING ADDRESSEE within the maximum term of forty-five (45) consecutive days, and provided that they confirmedly affect the economic-financial capacity of the FINANCING ADDRESSEE;

(d) in the event that the FINANCING ADDRESSEE undergoes a sale, spin-off, consolidation, merger or any other corporate reorganization process, so that FINANCING ADDRESSEE’s share-controlling Group is modified, except in the event that: (i) the new controller is an internationally acknowledged company, with a rating at least equivalent to, and which does not result in a decrease of, FINANCING ADDRESSEE’s economic capacity or (ii) FINANCING ADDRESSEE’ present direct and indirect controllers remain in the controlling block;

(e) in the event that the FINANCING ADDRESSEE becomes insolvent and a court-approved agreement with creditors or the bankruptcy thereof is decreed.

VII — TERM

16. This Agreement shall be valid as from the date of execution hereof and shall be in force for the term set forth in the Preamble.

16.1 The FINANCING ADDRESSEE shall only settle or accelerate the repayment of the amounts due, upon definition of the terms of the settlement or repayment, it being established that such definition shall be previously agreed upon between the BANK and the FINANCING ADDRESSEE.

VIII – EXPENSES

17. Any expenses, if any, related to the registration, annotation and others, as resulting from the formalization of this Agreement with the applicable public registration offices, shall be borne by the FINANCING ADDRESSEE.

18. All taxes, either federal, state or municipal, which may become due in the future, as directly related to this Agreement, as are legally ascribed to the FINANCING ADDRESSEE, shall be also borne by the FINANCING ADDRESSEE.

IX – FINAL PROVISIONS

19. The FINANCING ADDRESSEE hereby acknowledges, as a means of proof of the debit and the credit resulting herefrom, the bank account statements, notifications of entries or notifications of collection, as issued by the BANK. Such bank account statements, notifications of entries or notifications of collection shall be sent to the FINANCING ADDRESSEE by mail, fax or electronic means, at the BANK’s option and, when not challenged within the maximum term of fifteen (15) days as from the date of the respective issuance, they shall be deemed to be accepted, valid, net and certain, enough and sufficient, they being valid as the actual rendering of accounts, operated and formalized between the BANK and the FINANCING ADDRESSEE, for all purposes of the law, the certainty and liquidity of the BANK’s credit being expressly and fully established.

20. The parties shall only assign and transfer any rights and/or duties owned by them as a result of this Agreement, upon the prior agreement and consent by the other party.

21. Any non-use, by the BANK, of rights or faculties granted it by the law or this Agreement, shall not imply waiver of such rights, but a mere tolerance or reserve by the BANK, to cause have them to prevail at any other time or opportunity.

22. The FINANCING ADDRESSEE hereby agrees to keep the BANK informed on any change of address, telephone number and other data related to the location of the former. In the absence of updated information, all correspondences remitted by the BANK to the address appearing in the records thereof shall, for all legal effects, be deemed to be received.

23. The parties hereby agree that all cadastral information supplied by the FINANCING ADDRESSEE may be the subject of disclosure to the companies belonging to the same economic group as the BANK.

It is hereby elected the Courts of the Judicial District of the Capital City of the State of São Paulo, to settle any matters arising out of this Agreement, the parties waiving any other jurisdiction, however privileged it may be. However, the Bank is allowed to choose the jurisdiction of FINANCING ADDRESSEE’s domicile.

And, in witness whereof, the parties execute this Agreement in two (2) counterparts of the same content and form and for one only effect, before the undersigned witnesses.

São Paulo, September 09, 2004.

TELESP CELULAR PARTICIPAÇÕES S.A.	BANCO SANTANDER S.A.
CNPJ/MF: 02.558.074/0001-73	CNPJ/MF: 33.517.640/0001-22

WITNESSES;

Name:	Name:
Identification Card:	Identification Card:

FORM OF PROMISSORY NOTE

AMOUNT	Due Date
US$20,000,000.00	AT SIGHT

We shall pay at sight for this only copy of PROMISSORY NOTE to BANCO SANTANDER S.A., registered with the Brazilian Taxpayers’ Registry Number (“CNPJ/MF”) No. 33.517.640/0001-22, or at the order thereof, in Brazilian currency, the amount of twenty million United States dollars (US$ 20,000,000.00), at this marketplace.

This PROMISSORY NOTE relates to AGREEMENT FOR TRANSFER OF CREDIT TRANSACTION IN FOREIGN CURRENCY 101017704.

Pursuant to Article 34, of Decree No. 57663, of January 24, 1996, the issuer and the beneficiary of this PROMISSORY NOTE decide to establish that this note may be presented for payment within up to three (03) months as from the date of issuance thereof.

This promissory Note shall be paid in the Brazilian currency, the amount of which shall be obtained by converting the issuance amount in foreign currency based on the rate defined in AGREEMENT FOR TRANSFER OF CREDIT TRANSACTION IN FOREIGN CURRENCY 101017704.

São Paulo, September 09, 2004.

ISSUER
NAME: TELESP CELULAR PARTICIPAÇÕES S.A.
CNPJ/MF: 02.558.074/0001-73
ADDRESS: Rua Abílio Soares, 409 – Paraíso
CITY: São Paulo – SP

FORM OF PROMISSORY NOTE

AMOUNT	Due Date
US$520,000.00	AT SIGHT

We shall pay at sight for this only copy of PROMISSORY NOTE to BANCO SANTANDER S.A., registered with the Brazilian Taxpayers’ Registry Number (“CNPJ/MF”) No. 33.517.640/0001-22, or at the order thereof, in Brazilian currency, the amount of five hundred and twenty thousand United States dollars (US$ 520,000.00), at this marketplace.

This PROMISSORY NOTE relates to AGREEMENT FOR TRANSFER OF CREDIT TRANSACTION IN FOREIGN CURRENCY 040200054, IT RELATES TO FINANCIAL CHARGES FROM October 11, 2004 through October 6, 2005.

Pursuant to Article 34, of Decree No. 57663, of January 24, 1996, the issuer and the beneficiary of this PROMISSORY NOTE decide to establish that this note may be presented for payment within up to three (03) months as from the date of issuance thereof.

This promissory Note shall be paid in the Brazilian currency, the amount of which shall be obtained by converting the issuance amount in foreign currency based on the rate defined in AGREEMENT FOR TRANSFER OF CREDIT TRANSACTION IN FOREIGN CURRENCY 101017704.

São Paulo, September 09, 2004.

ISSUER
NAME: TELESP CELULAR PARTICIPAÇÕES S.A.
CNPJ/MF: 02.558.074/0001-73
ADDRESS: Rua Abílio Soares, 409 – Paraíso
CITY: São Paulo – SP